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Exhibit (d)(vii)

SECOND AMENDMENT
TO LOAN AND SECURITY AGREEMENT

        THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Second Amendment") is made as of March 18, 2003, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender"), and QAD INC., a Delaware corporation ("Borrower"), with reference to the following facts:

          A.    The parties hereto have entered into that certain Loan and Security Agreement, dated as of September 8, 2000, as amended (as amended the "Loan Agreement"), and other Loan Documents. (Capitalized terms, which are used herein but not defined herein, shall have the meanings ascribed to them in the Loan Agreement.)

          B.    The parties wish to make certain modifications to the Loan Documents, all on the terms and conditions set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Amendments to Loan Agreement.    Effective as of the Effective Date (as defined below), the Loan Agreement shall be amended as follows:

          1.1  The following is added to Section 1.1 of the Loan Agreement:

      "Effective Cash Position" means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents in Borrower's Securities Account, subject to a Control Agreement, as required by Section 7.19, and (b) Excess Availability."

          1.2  The following is added as a new Section 7.20(a)(v) to the Loan Agreement:

      "(v) Minimum Cash Coverage. (i) As of the last day of each of Borrower's fiscal quarters, maintain an Effective Cash Position equal to no less than 120% of the outstanding principal balance of and accrued interest on the Term Loan; and (ii) at all other times, maintain an Effective Cash Position equal to no less than 85% of the outstanding principal balance of and accrued interest on the Term Loan."

          1.3  The Compliance Certificate, the form of which is attached as Exhibit C-1 to the First Amendment to Loan Documents, dated as of December 13, 2001, is replaced by Exhibit C-1 hereto.

        2.    Limited One-Time Consent.

          (a)  Borrower seeks to repurchase no more than $15,000,000 of its common Stock by no later than January 31, 2004 (the "Repurchase").

          (b)  Section 7.11 of the Loan Agreement prohibits the repurchase by Borrower of any of Borrower's Stock.

          (c)  Borrower has requested Lender's consent to the Repurchase, and Lender is willing to consent to the Repurchase, provided that Borrower complies with the conditions precedent set forth in Section 3 of this Second Amendment (collectively, the "Conditions") no later than March 19, 2003, time being of the essence.

          (d)  Subject to the satisfaction of the Conditions, Lender hereby consents to the Repurchase; provided, however, that this consent is not a consent to any repurchase of Stock in any other instance or a waiver of any provision of the Loan Agreement, nor is it a consent to any other current or future transaction prohibited by the Loan Documents. Lender is not obligated to provide this consent.

        3.    Conditions to Effectiveness.    The effectiveness of this Second Amendment is subject to the receipt by Lender of the following, and the date on which Lender receives all of the following shall be the "Effective Date:"

          3.1  Counterparts of this Second Amendment, executed by each of the parties hereto; and

          3.2  Borrower agrees to pay Lender all of Lender's attorneys' fees and costs as described in Section 4.8 hereof.

        4.    Miscellaneous.

          4.1    Loan Documents Confirmed.    Except as expressly amended hereby, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect. This Second Amendment is hereby incorporated into the Loan Agreement.

          4.2    Choice of Law.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, THIS SECOND AMENDMENT AND ALL OTHER DOCUMENTS BEING EXECUTED CONCURRENTLY HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

          4.3    Sole Parties.    This Second Amendment is made exclusively for the benefit of and solely for the protection of the parties hereto, and no other person or persons shall have the right to enforce the provisions hereof by action or legal proceedings or otherwise.

          4.4    Interpretation.    Whenever the context so requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The headings used in this Second Amendment are inserted solely for the convenience of reference and are not part of, nor intended to govern, limit or aid in the construction of, any term or provision hereof.

          4.5    Counterparts.    This Second Amendment may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

          4.6    Further Assurances.    From time to time, each party will execute and deliver in recordable form, if necessary, such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform their obligations and agreements under this Second Amendment.

          4.7    Time of Essence.    Time is of the essence in this Second Amendment.

          4.8    Attorneys' Fees and Costs.    The Borrower agrees that all of Lender's attorneys' fees and costs in drafting and negotiating this Second Amendment are part of the Obligations and are payable on demand.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

FOOTHILL CAPITAL CORPORATION, a California corporation
By:

Title:	John Nocita, Vice President
Date:	March 19, 2003
QAD INC., a Delaware corporation
By:

Title:	Kathleen M. Fisher, EVP and Chief Financial Officer
Date:	March 19, 2003

EXHIBIT C-1
Amended Compliance Certificate

FORM OF AMENDED COMPLIANCE CERTIFICATE

[on Borrower's letterhead]

To:	Foothill Capital Corporation 2450 Colorado Avenue, Suite 3000 West Santa Monica, California 90404 Attn: Business Finance Division Manager
	Re:	Compliance Certificate dated

Ladies and Gentlemen:

        Reference is made to that certain Loan and Security Agreement, dated as of September 8, 2000, as amended (the "Loan Agreement") between QAD Inc., a Delaware corporation ("Borrower") and Foothill Capital Corporation, a California corporation ("Lender"). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Loan Agreement unless specifically defined herein.

        Pursuant to Section 6.3 of the Loan Agreement, the undersigned officer of Borrower hereby certifies that:

          1.    The financial information of Borrower furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes, in the case of financial statements delivered under Section 6.3(a) of the Loan Agreement) and fairly presents the financial condition of Borrower.

          2.    Such officer has reviewed the terms of the Loan Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by the financial statements delivered pursuant to Section 6.3 of the Loan Agreement.

          3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

          4.    Borrower is in timely compliance with all representations, warranties, and covenants set forth in the Loan Agreement and the other Loan Documents, except as set forth on Schedule 2 attached hereto. Without limiting the generality of the foregoing, Borrower is in compliance with the covenants contained in Section 7.20 of the Loan Agreement as demonstrated on Schedule 3 hereof.

1

        IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this            day of                        , 20    .

QAD Inc., a Delaware corporation as Borrower
By:

Name:

Title:

2

SCHEDULE 1

SCHEDULE 2

SCHEDULE 3

        1.    Minimum EBITDA.

        Borrower's EBITDA for the                          ending                         ,              is $                        , which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(i) of the Loan Agreement for the corresponding period.

        2.    Minimum Tangible Net Worth.

        (a)  The Tangible Net Worth of Borrower, as of the last day of the fiscal quarter ending                         ,             , is $                        , which amount [is/is not] greater than or equal to the amount set forth in Section 7.20(a)(ii) of the Loan Agreement for the corresponding period.

        3.    Maximum Deferred Maintenance Revenue.

        The ratio of (A) consolidated Deferred Maintenance Revenue of Borrower and its Subsidiaries to (B) Borrower's and the Subsidiaries' consolidated Maintenance Revenue as of the fiscal quarter ended             , is             :1.0, which [is/is not] greater than or equal to the ratio set forth in Section 7.20(a)(iii) of the Loan Agreement for the corresponding period.

        4.    Maximum Covered Revenues.

        (a)  The Revenues of Borrower derived from software owned by Borrower, for which copyright registrations have been made with the Copyright Office and for which copies thereof have been delivered to Lender, as of the last day of the fiscal quarter ending                         ,             , is calculated as follows:

(i)	Borrower's License Revenues derived from software owned by Borrower:
$

(ii)
Borrower's License Revenues derived from software owned by Borrower, for which copyright registrations have been made with the Copyright Office and for which copies thereof have been delivered to Lender:
$

(iii)	Item (ii) divided by Item (i) ("Ratio")%

        (b)  The Ratio set forth above [is/is not] greater than or equal to the percentage set forth in Section 7.20(a)(iv) of the Loan Agreement.

        5.    Minimum Cash Coverage.

        (a)  As of                         , 20            :

(i)	the outstanding principal of the Term Loan is	$	.

(ii)	Accrued interest on the Term Loan is	$	..

(iii)	The sum of (i) and (ii) is	$	..

(iv)	The aggregate unrestricted cash and Cash Equivalents in the	$	..
Borrower's Security Account, subject to a Control Agreement, is
(v)	Excess Availability is	$	..

(vi)	The sum of (iv) and (v) is	$	..

        (b)  The amount set forth in (a)(vi) above [is/is not] greater than [85%/120%] of the amount set forth in (a)(iii) above.

        6.    Maximum Capital Expenditures.

        (a)  The aggregate amount of capital expenditures made or committed to be made to date in the current fiscal year is $                        .

        (b)  The aggregate amount set forth above [is/is not] less than or equal to the amount set forth in Section 7.20(b)(i) of the Loan Agreement for the corresponding period.

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  Exhibit (d)(vii)
SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
EXHIBIT C-1 Amended Compliance Certificate
FORM OF AMENDED COMPLIANCE CERTIFICATE
SCHEDULE 1
SCHEDULE 2
SCHEDULE 3